Exhibit 10.5

PROMISSORY NOTE

AMOUNT: $ 60,000.00	DATE: October 14, 2010

For value received, the terms of this Promissory Note (the "Note") dictate that YesDTC, Inc. (the "Borrower") promises to pay to the order of Joseph Noel (the "Lender"), maintaining an address at 300 Beale Street, Suite 613, San Francisco, CA 94105 (the Lender's address), the principal sum of Ten Thousand Dollars ($            $60,000.00             ) in U.S. currency (the "Principal Amount").

Use of Proceeds: Proceeds from the value received of this Note shall be used by the Borrower for general corporate purposes.

Interest: Interest on the Principal Amount shall be equal to 10.0% per annum. This amount shall be determined on a pro rata basis for any monthly or fractional basis thereof. Interest is not compoundable and may be paid monthly or in full at the end of the Borrowing Period.

Terms of Repayment: The entire Principal Amount shall be fully paid by the Borrower to the Lender on or before January 14, 2010 or within ninety days (90 days) from the date of this Note (the "Borrowing Period").

All or any part of the Principal may be prepaid at any time and from time to time without penalty.

This Promissory Note between the Borrower and Lender is signed and dated as per below.

/s/ Joseph Noel	10-14-10
The Borrower	Date:

/s/ Joseph Noel	10-14-2010
The Lender	Date: